Exhibit 1.0

POSTING AGREEMENT

THIS POSTING AGREEMENT (the “Agreement”) is made as of this 12/17/2018, between StartEngine Crowdfunding, Inc. (“StartEngine”), a Delaware corporation, and Gab AI Inc, a Delaware [state of incorporation] corporation (the “Company”), to act as the Company’s online intermediary technology platform (the “Platform”) in connection with the Company’s proposed offering promulgated under Regulation A (“Reg A+”) under the Securities Act of 1933, as amended (the “Securities Act”), (the “Offering”) of common or preferred stock (the “Securities”).

WHEREAS, StartEngine operates the website www.startengine.com, an intermediary technology platform that permits issuers to independently connect with prospective Investors (as defined below) on the Platform.

WHEREAS, the Company and StartEngine wish to work cooperatively based upon the terms and conditions herein.

NOW, THEREFORE, the undersigned, in consideration of the foregoing and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, mutually hereby agree as follows:

1.           Appointment. Subject to the terms and conditions of this Agreement, the Company hereby engages StartEngine, and StartEngine hereby agrees to provide, the services detailed herein as the Company’s intermediary funding platform in connection with the Offering. The Company will be permitted to make available certain offering documents to prospective Investors (as defined below) on the Platform. The Company acknowledges that StartEngine is not a registered broker-dealer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or registered as an investment advisor under the Investment Advisers Act of 1940, as amended (the “Advisors Act”), and that StartEngine will not perform any activities requiring registration with or membership of the Financial Industry Regulatory Authority (“FINRA”) or the Securities and Exchange Commission (the “SEC”).

2.           Services. Subject to the terms of this Agreement, StartEngine agrees to permit the Company to post the Offering on the Platform, which can be utilized by the Company for “testing the waters” and the offering and sale of securities pursuant to Reg A+. The Company’s use of the Platform shall be subject to the terms of use and privacy policy, which may be amended from time to time, posted on the Platform. StartEngine grants the Company a limited and revocable license to use the Platform in accordance with the terms of this Agreement. The Company agrees to engage a securities attorney or securities compliance company for a review of any and all Test the Waters material appearing on the Platform prior to posting said material on the Platform and the Company shall provide all necessary information and fees to complete the Bad Actor Check for compliance with Reg A Rule 262 prior to appearing on the Platform. StartEngine reserves the right to terminate use of the Platform if it becomes aware of a violation of the requirements of this Agreement or any law. StartEngine also reserves the right to terminate this Agreement if the Company does not file Form 1-A with the SEC within 90 days of posting on the Platform. In the event the Offering is terminated, all funds shall be promptly returned to Investors per the rules of the smart contract. Furthermore, if the Offering is terminated for any reason the campaign page will be promptly removed, the Company will not be entitled to any data that has accumulated or been collected by StartEngine. StartEngine shall offer a Service Level Agreement (“SLA”) during the term of the Company’s campaign attached as Appendix C.

The Company agrees that it shall be required to engage an escrow agent under a separate agreement to provide escrow services for the Offering and that StartEngine will be a party to such agreement, with the authority to order disbursements thereunder. The Company further agrees to comply with the broker-dealer registration requirements of any state into which it offers or sells the Securities, including where necessary engaging a registered broker or making appropriate filings by the Company or its employees.

The Company shall inform StartEngine with respect to any states that it is not making offerings in. Company agrees to have a $0 minimum offering funding goal.

3.           Information and Offering Materials.

(a)          The Company recognizes that, in completing its engagement hereunder, StartEngine may be using and relying on both publicly available information and principally on data, material and other information (including non-public information) furnished to StartEngine by the Company. The Company will furnish to prospective Investors any and all information and data concerning the Company, its business, financial condition and plans for the Offering that are required by state and Federal securities regulations (the “Information”), including any “test-the-waters” communications and materials which summarize the opportunity for potential investors to be used in connection with the Offering to the extent such material is made available (collectively, the “Offering Materials”). Any Information and Offering Materials forwarded to prospective investors or made available on the Platform will be in compliance with state and Federal securities laws, rules and regulations. StartEngine and its counsel will have the opportunity to review any offering related materials that name StartEngine and the Company agrees that it will make any changes reasonably requested by StartEngine to any materials that mention StartEngine. The Company represents and warrants that, to its knowledge, all Information and the Offering Materials, including, but not limited to, the Company’s financial statements, will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading. StartEngine will not be obligated to verify the accuracy and/or adequacy of such Information supplied or disclosed to potential investors. If the Offering Materials and/or the Information are required to be amended so as not to be misleading or omit to state such a material fact, and the Offering is still posted on www.startengine.com, the Company shall notify StartEngine immediately in the manner prescribed in Section 11, and any amendment shall be made evident to Investors by the Company. StartEngine grants the Company a limited, revocable, non-exclusive, non-transferable license to post the Offering Materials on the Platform for the term of the engagement. StartEngine shall be entitled to rely upon any representations, warranties or covenants made by the Company or any third party disclosed in the Offering Materials to the Company or by the Company to the potential and actual investors and any third party. The Company agrees to cooperate with all reasonable requests from StartEngine public relations and marketing initiatives for the Platform. During the Offering and until this Agreement is terminated, Company may have access to information collected by StartEngine as long as the Company does not violate any privacy policies established by StartEngine.

(b)          Until the date that is two years from the date hereof, StartEngine will keep all information obtained from the Company confidential except: (i) Offering Materials which are provided to StartEngine to be made available on the Platform and the Offering Circular filed with the SEC; (ii) Offering information such as the number of reservations, amount reserved, funding goals, etc. (iii) information which is otherwise publicly available, or previously known to or obtained by, StartEngine independently of the Company and without breach of any of StartEngine’s agreements with the Company; (iv) StartEngine may disclose such information to its officers, directors, employees, agents and representatives, and to its other advisors and financial sources on a need to know basis only and will require that all such persons will keep such information strictly confidential. No such obligation of confidentiality shall apply to information that: (x) is in the public domain as of the date hereof or hereafter enters the public domain without a breach by StartEngine, (y) was known or became known by StartEngine prior to the Company’s disclosure thereof to StartEngine as evidenced by written records, (z) becomes known to StartEngine from a source other than the Company, and other than by the breach of an obligation of confidentiality owed to the Company; (v) is disclosed by the Company to a third party without restrictions on its disclosure; (vi) is independently developed by StartEngine as evidenced by written records; or (vii) is required to be disclosed by StartEngine or its officers, directors, employees, agents, attorneys and to its other advisors and financial sources, pursuant to any order of a court of competent jurisdiction or other governmental body or as may otherwise be required by law.

4.           Compensation. For the Platform posting services described in Section 2, the Company shall pay a $200,000 Fee. The fee includes:

•	Attorney fees for preparing and filing the form 1A and offering circular and drafting responses with the SEC until offering is qualified or withdrawn at the company’s entire discretion (To be conducted by an attorney of StartEngine’s choice)
•	CPA audit fees for the last 2 fiscal years or less if company is less than 2 years old (To be conducted by a CPA of StartEngine’s choice)
•	State filings (not including filing fees)
•	Bad actor checks for corporation, officers and 20%+ shareholders and any additional covered persons
•	The design, build and creation of the Gab Reg A+ offering page
•	Marketing consulting services

Payment shall be due as follows: 50% at time of signing and prior to commencing the services, 25% once the offering is filed with the SEC and 25% when the offering goes live on the StartEngine platform. Not included in this fixed fee are the anti-money laundering checks listed in Appendix A.

5.           Term of Engagement. This Agreement will remain in effect for 12 months from the date of this Agreement. The parties hereto may terminate this Agreement at any time by written consent. This Agreement will automatically renew after 12 months.

6.           Mutual Indemnification. The Company and StartEngine agree to indemnify and hold each other harmless from and against any and all claims, demands, losses, causes of action, damages, lawsuits, judgments, including attorney’s fees and costs, to the extent caused by or arising out of or relating to the work, errors, omissions and/or operations of the other party. The Company will indemnify and hold harmless StartEngine, its directors and officers and each person, if any, who controls StartEngine against any losses, claims, damages or liabilities, joint or several, to which StartEngine may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement of a material fact or omission of a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading in any of the material provided by the Company to appear on StartEngine’s Platform or filed with the SEC, or any amendment or supplement thereof. The Company shall reimburse StartEngine for any legal or other expenses reasonably incurred in connection with investigation or defense or loss, claim, damage, liability or action referred to in the previous sentence as such expenses are incurred. The Company will not, however, be responsible for any claims, losses, damages, liabilities, or expenses, which are finally judicially determined to have resulted solely from StartEngine’s gross negligence or intentional misconduct. The Company shall assume the defense of such action, including the employment and fees of counsel (reasonably satisfactory to StartEngine) and payment of reasonable and accountable expenses.

7.           Representations and Warranties. Each of the Company and StartEngine represents and warrants that (a) it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder and (b) this Agreement has been duly authorized and executed and constitutes a legal, valid and binding agreement of such party enforceable in accordance with its terms. The Company represents and warrants that all information posted on the Platform with respect to the Company will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading. The Company acknowledges that StartEngine will not be required to independently verify the accuracy and adequacy of such information supplied or disclosed to potential Investors. The Company represents that it has not taken, and it will not take any action, directly or indirectly, so as to cause the Offering to fail to be entitled to rely upon the exemption from registration afforded by Reg A+ and other applicable rules and regulations, including filing any state “blue sky” filings. The Company agrees that any representations and warranties made by it to any prospective investor in the Offering or placement agent shall be deemed also to be made to StartEngine for its benefit and StartEngine shall be deemed a third party beneficiary to any such agreements. The Company agrees that it will comply with the SEC’s ongoing reporting requirements under Reg A+.

8.           Parties; Assignment; Independent Contractor; Governing Law; No Tax Advice. This Agreement has been and is made solely for the benefit of the parties hereto and each of their respective persons, agents, employees, officers, directors and controlling persons and their respective heirs, executors, personal representatives, successors and assigns, and nothing contained in this Agreement will confer any rights upon, nor will this Agreement be construed to create any rights in, any person who is not party to such Agreement, other than as set forth in this section. The rights and obligations of either party under this Agreement may not be assigned without the prior written consent of the other party hereto and any other purported assignment will be null and void. StartEngine has been retained under this Agreement as an independent contractor, and it is understood and agreed that this Agreement does not create a fiduciary relationship between StartEngine and the Company or their respective officers, directors and controlling persons. StartEngine shall have no control over any aspect of the Company and StartEngine shall not be considered to be the agent of the Company for any purpose whatsoever and StartEngine is not granted any right or authority to assume or create any obligation or liability, express or implied, on the Company’s behalf, or to bind the Company in any manner whatsoever. The Company acknowledges that StartEngine does not provide financial, accounting, investment, tax or legal advice. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York.

9.           Legal and Other Compliance. The Company at its own expense, will use its best efforts to obtain any registration, qualification or approval required to sell any Securities under the laws (including U.S. state “blue sky” laws relating to broker registration and the making of notice filings) of any applicable jurisdictions (including any applicable foreign jurisdiction or any instrumentality thereof). Without limiting the generality of the foregoing, the Company represents that it is not subject to any disqualifying event as set forth in Rule 262 under the Securities Act. The Company agrees that it is responsible for compliance with the restrictions on investment amounts set out in Reg A+. The Company understands and agrees that there are compliance requirements that pertain to the Offering both on the Platform and off the Platform. The Company further understands and agrees that StartEngine does not purport to make any representation, warranty, or guarantee that any activity by the Company or StartEngine, whether through the Platform or not, is in compliance with applicable state or Federal securities laws or the rules and regulations of any self-regulatory organization. It is expressly understood that none of the services provided by StartEngine should be deemed legal advice. StartEngine makes no representation or warranties that offerings of securities on the Platform comply with state or Federal securities laws. The Company agrees that it shall consult its legal counsel to independently determine whether use of the Platform for the Offering complies with state and Federal laws, rules and regulations.

10.         Exclusivity.

(a)          It is expressly understood that StartEngine will post other company offerings on the Platform and is not required to operate the Platform as its sole and exclusive function. In addition to operating the Platform, StartEngine and its affiliates may engage in other business activities in the future.

(b)          The Company’s engagement with StartEngine pursuant to this Agreement shall be exclusive for the term of this Agreement and it is expressly understood that the Company may not post the Offering Materials on the company’s website or any website, including any other Reg A+ online investment technology platform.

11.         Notices. Any notices required by this Agreement shall be in writing and shall be addressed, and delivered or mailed postage prepaid, to the other parties hereto at such addresses as such other parties may designate from time to time for the receipt of such notices. Until further notice, the address of each party to this Agreement for this purpose shall be the following:

If to StartEngine:

StartEngine Crowdfunding, Inc.

925 N. La Brea Ave.

Los Angeles, CA 90038

Tel: 310-748-7821

Attn: Howard Marks

If to the Company:

[COMPANY NAME] Gab AI Inc

[COMPANY ADDRESS] 700 N State Street Clarks Summit, PA 18411

Tel: 5702091622

Attn: Andrew Torba

12.         Disclaimer. The Company acknowledges and agrees that its use of the Platform provided by StartEngine is done at the Company’s own risk. To the fullest extent permissible by law, neither StartEngine nor any other party involved in creating, producing, or delivering the Platform shall be liable to the Company or any third-party for any lost profits or lost opportunity, or for any direct, incidental, consequential, special, indirect or punitive damages arising out of the Company’s access to, or use of, the Platform. In addition, the Company acknowledges that it will be solely accountable for all content on and relating to the Offering on www.startengine.com. Without limiting the foregoing, everything on the Platform is provided to the Company “as is” without warranties or guarantees of any kind, either expressed or implied, including but not limited to, the implied warranties of merchantability, fitness for a particular purpose, or non-infringement.

13.         Validity. In case any term of this Agreement will be held invalid, illegal or unenforceable, in whole or in part, the validity of any of the other terms of this Agreement will not in any way be affected thereby.

14.         Entire Agreement Counterparts; Amendments. This Agreement is the final, complete, and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous communications and understandings between the parties. No modification of or amendment to this Agreement will be effective unless in writing and signed by the party to be charged. This Agreement may be executed in counterparts and each of such counterparts will for all purposes be deemed to be an original, and such counterparts will together constitute one and the same instrument.

15.         Press and Marketing. The Company agrees that StartEngine shall, from and after any closing, have the right to reference the Offering and StartEngine’s role in connection therewith in StartEngine’s marketing materials and on its website and to place advertisements in financial and other newspapers and journals, in each case at its own expense. The Company also acknowledges that StartEngine has the right to utilize the email database of its all users of the Platform for the purposes of marketing and promotion. StartEngine has the right to publish all campaign statistics. Any advertising conducted by the Company must include the StartEngine logo. StartEngine shall provide appropriate placements and sizes and provide a link to the artwork options.

The Company acknowledges that they have the responsibility to provide a brief video testimonial to StartEngine within 14 days of the offering live date. Testimonial logistics will be organized by StartEngine.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

STARTENGINE CROWDFUNDING, INC.

By:	/s/ Howard Marks
Name:	Howard Marks
Title:	CEO.

[COMPANY NAME]

By:	/s/ Andrew Torba
Name:	Andrew Torba
Title:	CEO

APPENDIX A

•	AML - $5.00 domestic, $10.00 EU/UK, $120 other int’l (only for investments of $2,000 or more calculated the time of the launch of the offering in the cryptocurrency used for the investment)
•	State filing fees. Note: Not all States charge notice fees

* Fees are subject to change within a 48 hours written notice.

APPENDIX C

This StartEngine Service Level Agreement (“SLA” or “Agreement”) sets forth our policies and guarantees for the Platform. Please review this SLA together with our Terms of Use and Privacy Policy, as found via links at the bottom of our website, which also provide for certain rights and obligations relating to your use of the Platform. Unless otherwise expressly provided below, this SLA is subject at all times to the Terms of Use then in-effect.

StartEngine reserves the right to change the terms of this SLA at any time with written notice.

Service Commitment

StartEngine will use commercially reasonable efforts to make the Platform available with an Annual Uptime Percentage of at least 99.00%, excluding planned service maintenance. In the event that StartEngine does not meet this SLA uptime commitment during the Company campaign, Company will be eligible to receive a Service Credit as follows:

Annual Uptime Percentage & Data Integrity Service Credit

The maximum cumulative credit for any and all applicable Service Credits in a month is 100% of the total fees actually paid by Company to StartEngine in any month so affected.

Threshold	Uptime
95.1% to 99.99%	10%
90.1% to 95%	25%
Below 90%	100%

Definitions

“Annual Uptime Percentage” is calculated by subtracting from 100% the percentage of 5-minute periods during a Service Year in which StartEngine’s Platform was Unavailable to you. If you have been using our Platform for less than a full 365 days, your Service Year for purposes of submitting a Claim and determining a Service Credit will be deemed to be the preceding 365 days, but any such days prior to your actual use of the service will be deemed to have had 100% Availability. Any Unavailability occurring during your period of use, but prior to submitting a Claim cannot be used as a basis for future submitted Claims. Annual Uptime Percentage measurements exclude Unavailability resulting directly or indirectly from any SLA Exclusion.

“Availability” means the ability to login and perform operations by means of the Platform.

“Claim” means a claim for a Service Credit you submit by opening a support case with StartEngine, on the basis that the Platform has been Unavailable to you during a service period.

“Licensee” refers to the person or entity who is using and paying for services on the Platform.

“Incident” means any set of circumstances resulting in the Unavailability of or data loss in the Platform at any time, consistent with the Service Level commitments under this Agreement. An Incident, for purposes of submitting and determining the validity of a Claim, shall not be based on any SLA Exclusions.

“Service Credit” is a dollar credit, calculated as set forth below and in the table above that we may credit back to you upon your submission of a validated and accepted SLA Claim.

“Service Level” means the amount of time expressed as a percentage during which the Platform is available and accessible to users.

“Service Year” is the 365 day period preceding the date of an SLA claim.

“SLA Exclusion” means an instance or reason for which the Service Level Commitment hereunder does not apply and the associated inability to login and perform operations by means of the Platform does not constitute Unavailability or Data Loss for purposes of a Service Credit.

“Unavailable” or “Unavailability” means each full increment of 5 minutes during your use of the Platform where your access to the Platform has no functionality.